INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Zosano Pharma Corporation on Form S-3 (File No. 333-229686) and Form S-8 (File Nos. 333-218502 and 333-203039) of our report (which includes an explanatory paragraph as to the Company’s ability to continue as a going concern) dated March 25, 2019, with respect to our audits of the financial statements of Zosano Pharma Corporation as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, which report is included in this Annual Report on Form 10-K of Zosano Pharma Corporation for the year ended December 31, 2018.

/s/ Marcum LLP

Marcum LLP
Los Angeles, CA
March 25, 2019